EXHIBIT 7.2
TRANSACTIONS IN COMMON STOCK
Hall Phoenix/Inwood, Ltd.
RadioShack Corp. Common Stock

Trade		Price/	How
Date	Quantity	Share	Purchased
07/20/06	200,000	$15.97	Open Market
07/21/06	150,000	$15.38	Open Market
08/01/06	50,000	$16.14	Open Market
08/07/06	87,000	$16.83	Open Market
08/08/06	25,000	$16.89	Open Market
08/09/06	75,000	$16.70	Open Market

	587,000